Exhibit 10.20

SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE

This SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE ("Agreement") is made and entered into between Michael D. Burneal("Employee"), residing at 15 Canterbury Trail, Fairport, NY 14450 and Five Star Bank ("Employer'' or the “Company”), a corporation under the New York Banking Law with its principal office at 200 Liberty Street, Warsaw, New York 14569 (collectively, "Parties" and each individually "Party") as of December 31, 2018 (the "Effective Date").

WHEREAS, Employee has been employed by Employer in a variety of capacities for a number of years, currently serves as the Chief Administration Officer, and has garnered Confidential and Proprietary Information of Employer (as defined below); and

WHEREAS, Employer has eliminated Employee's position and wishes to terminate Employee's employment with Employer effective on the Separation Date outlined below, and

WHEREAS, Employee and Employer have agreed to fully and finally resolve any and all claims Employee has against Employer and ensure that Employer's confidential, proprietary and business interests are protected under the terms and circumstances set forth herein;

NOW, THEREFORE, the Parties, in consideration for the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and the Parties acting on their own free will, hereby irrevocably agree as follows:

1.   Separation.  Employee's resignation of his employment with Employer will be effective as of December 31, 2018 ("Separation Date"). As of the Effective Date of this Agreement, Employee has no authority to speak for, act for, represent, or in any way affect the affairs of Employer and is restricted from entering Employer's property.  Upon the date of signature of this agreement, the employee will have no obligation to return to the office, but should remain available to assist as necessary in transition throughout the employment period specified above.

2.Company Property.

a.	Employee has various documents and other property belonging to Employer at Employee's house, office, or other personal locations.

b.

To the extent Employee has not already done so, by no later than thirty (30) days from the Effective Date of this Agreement, Employee shall return to Employer all documents (and all copies thereof) and other property belonging to Employer that Employee has in Employee's possession, custody or control. The documents and property to be returned by Employee include, but are not limited to all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer lists and customer information (including but not limited to telephone directories, phone books, and any documents containing the name, address, telephone number, email address, or other contact information of any customer or any agent, representative, or employee of a customer), marketing information, operational and personnel information (including but not limited to organizational charts, telephone directories, phone books  any documents containing the name, address, telephone number, email address, or other contact information of any employee, agent, or representative of Employer), specifications, code, software, databases, computer-recorded information, electronic records, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any Confidential and Proprietary Information of Employer (and all reproductions thereof in whole or in part).  Employee agrees to make a diligent search to locate any such documents, property and information.

c.

If Employee has used any computer, server, e-mail or phone device owned by Employee or a member of Employee's immediate family to receive, store, review, prepare or transmit any Confidential and Proprietary Information or documents, property, materials or information of or pertaining to Employer, then on or before  December 31, 2018, Employee shall provide Employer with a computer-useable copy of all such information and then permanently delete and expunge such Confidential and Proprietary Information from those systems.

d.

Employee further agrees that if Employee discovers any Employer documents or property in Employee's possession, custody or control or on Employee's computer, server, e-mail system, or other electronic device in the future, Employee will immediately return such documents or information to Employer and delete them from such computer, device, or e mail system.

e.

Employer will work with Employee to retrieve any Company Property as outlined in this Section via a courier. Employee will fully cooperate with Employer to get this property back to the Employer no later than thirty (30) days after the Effective Date.

3.

Consideration. In consideration of Employee's acceptance of the terms of this Agreement, Employer will provide Employee with consideration, to which Employee would not otherwise be entitled, described in this Section 3.

a.	Employer will continue to pay regular wages, employment related benefits, and any commission payouts through the payroll week of the Separation Date.

b.

Employer will pay Employee a one-time sum of THREE HUNDRED AND TWENTY FOUR THOUSAND FIVE HUNDRED FORTY dollars ($324,540), less any required deductions or withholdings, to be paid to Employee on the Employer’s first regular pay date after January 1, 2019. This amount is equivalent to twelve months of Employee's current base salary, plus the equivalent of one year’s payment under the Annual Incentive Plan at target (30% of base salary), and twelve months of Employer paid benefits as further outlined in Exhibit 1.

c.

Employee is currently part of an incentive plan with the Employer, the Annual Incentive Plan (the “Plan”). Employee will be paid out in accordance with the terms of this Agreement and the terms of that Plan for all payments provided for herein and/or owed to Employee as of the Separation Date. The Parties agree that as of the Separation Date, the Employee is eligible for and entitled to payment of his Annual Incentive Award under the Employer’s Annual Incentive Plan for the January 1, 2018 - December 31, 2018 Performance Period based on the Employee’s full attainment of the applicable Performance Requirements. The Parties agree that the Employer shall waive the requirement that the Employee be actively employed by the Employer on the payment date to be eligible to receive payment of the Annual Incentive Award under the Annual Incentive Plan, which will be paid out at the same time all other eligible employees receive payment for the performance period, less any required deductions or withholdings.  The Department and Individual Performance Requirements achievement component used in calculating the amount of the Annual Incentive Award will have a rating of no less than “Meets.”

d.

Employer makes no representations to Employee regarding the taxability and/or tax implications of this Agreement and any payments made under it. Employee is solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, regardless of whether Employer should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare).  Employee agrees to defend, indemnify, reimburse and hold Employer harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on Employer by the Internal Revenue Service, the New York State Tax Department, or any other federal, state or local taxing authority by reason of the payments made pursuant to this Section 3, the absence of withholdings and deductions made from those payments and/or Employee's non-payment or late payment of taxes due with respect to that payments.  Employee alone assumes all liability for all such amounts.

e.   Subject to terms and requirements of this agreement, the Company will transfer to the Employee title to the Company Car (a 2015 Jeep Grand Cherokee with a net book value of $20,592.39), provided however the Company shall include the value of the Company Car in the Employee’s taxable wages and the Company shall have the right to deduct any tax withholding applicable to the taxable value of the Company Car.  Upon transfer of title, Employee is required to promptly take all necessary steps to transfer ownership responsibility (to include insurance) from the Company to Employee.

f.

Employee agrees that Employee is not entitled to any other compensation, commissions, bonus, stock award or benefits of any kind or description from Employer, its employees, agents, representatives, successors, assigns, affiliates, parents, or related companies, or from or under any employee benefit plan or fringe benefit plan sponsored by Employer, its successors, assigns, affiliates or related companies, other than as described in this Agreement, and except for vested benefits under any qualified retirement plans in which Employee participated.

g.	Employee acknowledges and agrees that by executing this Agreement, that Employee has received regular wages, employment related benefits, accrued and unused 2018 paid time off through the Separation Date, all of which were paid in accordance with Employer's regular payroll schedule and benefit policies and practices. The compensation Employee receives as part of this Agreement as outlined in this Section 3 includes all compensation, commissions, and other payments that would have been owed to the Employee pursuant to any incentive plan that Employee was a participant in.  Pursuant to the terms of this Agreement, Employee is entitled to no other compensation, commission, bonus, stock award, benefit, or other form of compensation.

4.

Release of Claims. Employee, on his own behalf and on behalf of his agents, representatives, fiduciaries, successors and assigns, heirs, executors and administrators remises, releases and forever discharges Employer and Employer's past, present, and future assigns, predecessors, successors, officers, directors, attorneys, agents, representatives, employees, servants, shareholders, parents, subsidiaries, affiliates, and insurers from all, and all manner of action and actions, cause and causes of action, suits, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, economic damages, emotional distress, punitive damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, which against Employer, its directors, officers, managers, agents, representatives, servants, shareholders, parents, subsidiaries, affiliates, insurers and employees that Employee ever had, now has, or which Employee's beneficiaries, agents, representatives, fiduciaries, successors and assigns, heirs, executors and administrators, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement including but not limited to all claims relating to or arising from Employee's employment  with the Employer; Employee's termination of employment; compensation, commissions, bonuses, or benefits; statutory claims, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 ("ADEA''), the Older Workers Benefit Protection Act of 1990 ("OWBPA"), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990 ("ADA"), the Genetic Information Nondiscrimination Act of 2008 ("GINA"), the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 ("FMLA"), the Employment Retirement Income Security Act of 1974 ("ERISA"), the New York State Human Rights Law; emotional distress damages,  pain, suffering, injury to reputation, loss of enjoyment of life, other non-pecuniary loss any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, any claim relating to workplace discrimination or harassment, sex discrimination, sexual stereotyping, disability discrimination, retaliation, or emotional distress.

5.	Confidential and Proprietary Information. Employee agrees and acknowledges as follows:
a.

In the course of employment with Employer, Employee has acquired access to and became acquainted with Confidential and Proprietary Information (as defined below) about the professional business and financial affairs of Employer.

b.

Employee will not at any time, whether before or after the termination of Employee's employment, use, copy, disclose or make available any Confidential and Proprietary Information (as defined in Section 5(c) below) to any individual, corporation, partnership, trust, governmental body or other entity; except that Employee may use, copy or disclose any Confidential and Proprietary Information (i) to the extent it becomes publicly available through no fault on Employee's part, and (ii) to the extent Employee are required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure Employee shall promptly notify Employer in writing of any such order or request to disclose and shall cooperate fully with Employer in protecting against any such • disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential and Proprietary Information.

c.

For purposes of this Agreement, the term "Confidential and Proprietary Information" means all data, trade secrets, business, products, or client information and other information of any kind whatsoever that Employer discloses, in writing, orally, visually or in any other medium, to the Employee or to which the Employee obtains access to Employer's premises, personnel or systems whether or not marked "Confidential" or "Proprietary," transmitted orally and communicated to the Employee as being Confidential and Proprietary Information or which by its nature would be, if in written form, deemed Confidential and Proprietary Information. Confidential and Proprietary Information includes, but is not limited to, Employer's strategies, operations, financial information, business methods, systems, studies, client lists, client information, employee and personnel information, business and contractual relationships, business forecasts, sales, merchandising, marketing plans, and any written notes, analyses, reports, compilations or other material or documents based in whole or in part on such information.

d.

Employee shall have responsibility for and bear all risk of loss or damage to such Confidential and Proprietary Information and any and all actual out-of-pocket costs, losses, fines, penalties, forfeitures, judgments and expenses incurred by Employer, including court costs and fees and reasonable and necessary fees and disbursements of counsel, resulting from improper or inaccurate use, processing or disclosure of such data or arising from the negligence or willful misconduct of the Employee.

e.

Employee agrees to keep the terms of this Agreement, all documents relating to this Agreement, the terms of this Agreement including the consideration being paid under it, completely confidential.  Employee shall not disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as follows:  (i) to the extent necessary to report income to appropriate taxing authorities;  (ii) to communicate with Employee's spouse, attorneys, Employee's investment or financial advisors or Employee's accountants as necessary for obtaining legal and/or financial planning advice (in which case such person or entity shall be informed of the confidential nature of this Agreement and agree to maintain the confidentiality of this Agreement);  or (iii) in response to a judicial order or subpoena issued by a state or federal court or governmental agency or any other order of a court of competent jurisdiction or a discovery request pursuant to established Rules of Civil Procedure in a civil action in state or federal court or in response to any other discovery request or deposition question made or posed.

6.

Non-Solicitation.  In consideration of the consideration and benefits provided to Employee by Employer under this Agreement, Employee agrees that for a period of 12 months following the Separation Date:

a.

Employee will not, directly or indirectly, canvass, solicit, accept, make, market, or sell any bank or financial solution  products or services (including any deposit product or service, savings account, checking account, certificate of deposit, individual retirement account, credit card, residential or commercial mortgage, consumer or commercial loan, home equity, line of credit, letter of credit, cash management service, merchant service or treasury service, insurance, surety or bond, or investment product or service) in any manner, to any person or business (i) who or which is or was a client, customer, investor or supplier of Employer; (ii) with whom or which Employee acquired a relationship  during Employee's employment with Employer; and/or (iii)  any Prospective Accounts of Employer, as defined below (collectively, "Protected Accounts").

b.

In making the foregoing covenant, Employee acknowledges that Employer has a legitimate interest in preventing Employee from exploiting or appropriating Employer's goodwill and Confidential and Proprietary Information as it relates to Employer's clients, customers, investors and suppliers, which goodwill and Confidential and Proprietary Information has been created and maintained at Employer's expense.

c.

Employee will not, directly or indirectly (i) induce any party who or which is a customer, supplier, investor or vendor of Employer to patronize any business directly or indirectly in competition with Employer, or (ii) request or advise any party who or which is a customer, supplier, investor, or carriers of Employer, or its or their successors, to withdraw, curtail, cancel or modify any such customer's or carrier's business with such entity.

d.

Employee will not (i) employ, or knowingly permit any company or business that employs Employee or is directly or indirectly controlled by, owned by, or in any way Employee has an ownership interest in to employ any person who was employed by Employer on the Separation Date and is currently employed by Employer, or (ii) in any manner seek to induce any person who was employed by Employer on the Separation Date and is currently employed by Employer to leave his or her employment with Employer.

e.

Employer clients may possess Employee's personal cell phone or home number, or personal email address or social media account and may attempt to contact Employee in the future either by phone or other means for business related matters.  Employee agrees to refer the client back to Employer and indicate that Employee is no longer employed by Employer.

f.   The foregoing shall not restrict the Employee from (i) engaging in any activities restricted by this Section 6 which the Employer directs the Employee to undertake, or (ii) engaging in any activities restricted by this Section 6 which are expressly authorized by the Employer, or (iii) owning less than 5% of the outstanding capital stock of any company which engages in the activities restricted in this Section 6, provided that the Employee is not otherwise involved with such company as an officer, director, agent, employee or consultant.

7.

Remedies.  In the event that Employee breaches any of Employee's obligations under this Agreement, Employer may, at its option, obtain monetary damages, a court order requiring that Employee comply with this Agreement, or other legal and equitable remedies as appropriate.

8.	No Pending Action. Employee represents that, as of the Effective Date, Employee has not filed any charge, complaint or action in any forum against the Employer.

9.

Duty to Cooperate. Employee agrees to provide assistance to Employer to assure an orderly transaction of work and responsibilities. Employee agrees to fully cooperate with Employer and its attorneys, auditors and consultants following the Separation Date to provide prompt, truthful, and complete information in relation to any inquiry by Employer or its attorney and in connection with any matter, litigation or other proceeding arising out of or relating to matters of which Employee was involved prior to the termination of Employee's employment.  Employee's cooperation shall include, without limitation, providing assistance to Employer's counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. Employer agrees to timely pay all reasonable expenses incurred by Employee, including, but not limited to, transportation costs, lodging costs, and lost wages.

10.

Continued Indemnification. The indemnification provisions for officers under the Company’s bylaws and the Company’s directors and officer’s liability insurance policy shall, to the maximum extent permitted by law, be extended to the Employee during the period following the separation date with respect to all matters, events or transactions occurring or effected during the Executive’s period of employment with the Company.  In addition, the Indemnification Agreement by and between the Company and the Employee (the “Indemnification Agreement”), shall continue in effect in accordance with its terms following the separation date with respect to any Indemnifiable Event (as defined therein).

11.	Competent, Knowing, Voluntary Acceptance; Advice of Counsel; No Construction Against Draftsmen.

a.

Employee represents, warrants, and acknowledges that Employee: (i) is legally competent; (ii) understands and accepts the nature, terms and scope of this Agreement with full knowledge of all material facts related thereto; (iii) did not execute this Agreement under coercion or duress of any kind whatsoever.

b.

Employee acknowledges that Employee has had a full and fair opportunity to review this Agreement.  Employee understands that Employee had the right to study and obtain advice from others about the meaning of this Agreement for not less than twenty-one (21) days from the date Employee was given this Agreement before Employee was asked to sign it. Employee acknowledges that if Employee signs this Agreement before the expiration of the twenty-one (21) day period, Employee knowingly and willingly waives the balance of such period.

c.	Employee also affirms and acknowledges that Employee has had the opportunity to consult with an attorney of their choosing before signing this Agreement. By signing this

Agreement, Employee acknowledges Employee had an opportunity to do so and either consulted with an attorney or chose not to consult with any attorney.

12.

Right to Revoke. Employee understands that Employee may revoke this Agreement for a period of seven (7) days after executing this Agreement. To be effective, the revocation must be in writing and delivered to Office of General Counsel, Five Star Bank, 100 Chestnut Street, Rochester New York 14604 before the close of business on the seventh day after Employee's execution. If the Agreement is not revoked within this seven (7) day period, it shall be fully effective and enforceable without any further affirmative action by either party on the eighth business day after the Effective Date.

13.

Binding Nature.  This Agreement shall bind, be transferable to, and/or be enforceable by or against, Employer's successors and assigns, now and in the future.  This Agreement shall also bind, be transferable to and/or be enforceable by or against, all persons who might assert a legal right or claim on Employee's behalf, such as Employee's heirs, executors, personal representatives and assigns, now and in the future.

14.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

15.

Scope of Agreement.  The parties agree that no promise, inducement or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon Employee.  The Parties also agree that this Agreement contains the entire agreement between Employer and Employee regarding the terms of Employee’s employment and termination thereof with Employer and/or Employer’s parent company Financial Institutions, Inc., and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises, except those exceptions identified in this Agreement.

IN WITNESS WHEREOF, Employee and Employer by its duly authorized agent, have hereunder executed this Agreement and intend to be legally bound by its provisions.

FIVE STAR BANKMICHAEL D. BURNEAL

/s/ Martin K. Birmingham/s/ Michael D. Burneal

BY:  Martin K BirminghamMichael D. Burneal

STATE OF NEW YORK )

COUNTY OF MONROE) ss:

On _________________ (date) before me, the undersigned, personally appeared Michael D. Burneal personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in the capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

__________________________

Notary Public

Exhibit 1

The one-time payment outlined in Section 3(b) is calculated based on the following:

Annual base salary:  $237,000 =$237,000

Targeted Bonus:  $237,000 X Target Bonus of 30%    =$ 71,100

Employer Paid Benefits: $1,371 per month X 12 months   = $ 16,440

TOTAL SEVERANCE PAYMENT:$324,540